Exhibit 2.1

              AGREEMENT AND PLAN OF MERGER TO FORM HOLDING COMPANY

                                      among

                             DENBURY RESOURCES INC.

                             DENBURY HOLDINGS, INC.

                                       and

                              DENBURY ONSHORE, LLC

                         -------------------------------

                                   Pursuant to
                                 Section 18-209
                      of the Limited Liability Company Act
                            of the State of Delaware
                                       and
                  Section 251(g) of the General Corporation Law
                            of the State of Delaware


     THIS AGREEMENT AND PLAN OF MERGER TO FORM HOLDING COMPANY (this "Agreement"), dated as of December 22, 2003, by and among Denbury Resources Inc., a Delaware corporation ("Old Denbury"), Denbury Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Old Denbury ("New Denbury"), and Denbury Onshore, LLC, a Delaware limited liability company and a wholly-owned subsidiary of New Denbury ("Merger Sub").

     WHEREAS, Old Denbury has an authorized capitalization consisting of: (i) 100,000,000 shares of common stock, par value $.001 per share ("Old Denbury Common Stock"), of which on December 19, 2003, as of close of business 54,131,915 shares were issued and outstanding and 51,987 shares were issued but held in treasury; and (ii) 25,000,000 shares of preferred stock, par value $.001 per share ("Old Denbury Preferred Stock"), none of which is issued and outstanding; and

     WHEREAS, New Denbury has an authorized capitalization consisting of: (i) 100,000,000 shares of common stock, par value $.001 per share ("New Denbury Common Stock"), of which 1,000 shares are issued and outstanding and are owned by Old Denbury and no shares are held in treasury; and (ii) 25,000,000 shares of preferred stock, par value $.001 per share ("New Denbury Preferred Stock"), none of which is issued and outstanding; and

     WHEREAS, the designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof, of respectively the New Denbury Common Stock and the New Denbury Preferred Stock are the same as those of respectively the Old Denbury Common Stock and the Old Denbury Preferred Stock; and

     WHEREAS, Merger Sub has an authorized capitalization consisting of (i) 100,000,000 units of common limited liability company interests, having a capital amount of $.001 per unit (the "Merger Sub Common Units"), of which 1,000 Merger Sub Common Units are issued and outstanding and are owned by New Denbury, and (ii) 25,000,000 units of preferred limited liability company interests, having a capital amount of $.001 per unit (the "Merger Sub Preferred Units"); and

     WHEREAS, the Board of Directors of Old Denbury has determined it to be in the best interests of Old Denbury to effect the formation of a holding company structure whereby Merger Sub, as the survivor of a merger between Old Denbury and Merger Sub will, immediately after the merger, be the wholly-owned subsidiary of New Denbury and the stockholders of Old Denbury will become the stockholders of New Denbury; and

     WHEREAS, it is intended that the holding company structure be effected without a vote of Old Denbury's stockholders pursuant to and in accordance with Subsection 251(g) of the Delaware General Corporation Law (the "DGCL") through a merger of Old Denbury into Merger Sub pursuant to Section 18-209 of the Delaware Limited Liability Company Act (the "DLLCA") and Subsection 251(g) of the DGCL; and

     WHEREAS, the respective Boards of Directors of Old Denbury and New Denbury, the Board of Managers of Merger Sub, Old Denbury acting as the sole stockholder of New Denbury, and New Denbury acting as the sole member of Merger Sub, have approved the merger of Old Denbury into Merger Sub (the "Merger"), the conversion of shares of Old Denbury Common Stock into shares of New Denbury Common Stock provided for in this Agreement, the other terms of this Agreement, and the execution of this Agreement by each such entity; and

     WHEREAS, New Denbury and Merger Sub have been recently formed solely for purposes of effecting the formation of a holding company structure through the Merger; and

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder; and

     WHEREAS, the purpose of creating the holding company structure is to better reflect the operating practices and methods of Old Denbury, to yield economics in operations, to provide greater administrative and operational flexibility, and otherwise.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I
                                   The Merger

     Section 1.1 The Merger.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Subsection 251(g) and other applicable provisions of the DGCL, and Section 18-209 and other applicable provisions of the DLLCA, Old Denbury shall be merged into

Merger Sub at the Effective Time (as defined in Section 1.2 of this Agreement). At the Effective Time, the separate corporate existence of Old Denbury shall cease and Merger Sub shall continue as the surviving entity (the "Surviving Entity") as a wholly-owned subsidiary of New Denbury. Except as otherwise provided in this Agreement, the Surviving Entity shall succeed to and assume all the rights and obligations of Old Denbury in accordance with the DGCL and the DLLCA.

     (b) At the Effective Time, by virtue of the Merger and without any action on the part of Old Denbury, New Denbury, Merger Sub or the holders of any securities of Old Denbury, New Denbury or Merger Sub:

          (1) each issued and outstanding share of Old Denbury Common Stock shall be converted into one issued and outstanding share of New Denbury Common Stock, having the same designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof, as the converted share of Old Denbury Common Stock; and

          (2) each issued but not outstanding share of Old Denbury Common Stock held in treasury by Old Denbury shall be converted into one issued but not outstanding share of New Denbury Common Stock held in treasury by New Denbury and having the same designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof, as the converted share of Old Denbury Common Stock held in treasury.

     (c) Each share of New Denbury Common Stock outstanding immediately prior to the Effective Time shall, by virtue of the Merger, and without any action on the part of Old Denbury, New Denbury, Merger Sub or the holders of any securities of Old Denbury, New Denbury or Merger Sub, be cancelled and retired without any consideration therefor.

     (d) Each Merger Sub Common Unit outstanding immediately prior to the Effective Time shall remain issued and outstanding and remain held by New Denbury so that following the Merger New Denbury continues as the sole member of Merger Sub.

     (e) From and after the Effective Time, holders of certificates formerly evidencing Old Denbury Common Stock shall cease to have any rights as stockholders of Old Denbury, except as provided by law.

     Section 1.2 Effective Time. The parties shall file this Agreement, executed and certified in accordance with the relevant provisions of the DGCL and the DLLCA, with the Secretary of State of the State of Delaware, and shall make all other filings or recordings required under the DGCL or the DLLCA to effectuate fully the Merger. The Merger shall become effective at nine o'clock a.m., local time in the State of Delaware, on December 29, 2003 (the time the Merger becomes effective being here referred to as the "Effective Time").

     Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL and Subsection 18-209(g) of the DLLCA. It is the intent of the parties that New Denbury, as of the Effective Time, be deemed a "successor issuer" for all purposes under the

Securities Act of 1933, as amended (the "Securities Act"), and for all purposes under the Securities Exchange Act of 1934, as amended. For Federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization under the provisions of Section 368(a) of the Code.

     Section 1.4 Certificate of Incorporation, Bylaws and Limited Liability Company Agreement.

     (a) Prior to the Effective Time, New Denbury will cause to be adopted by the appropriate corporate action, and filed with the Secretary of State of the State of Delaware, the Restated Certificate of Incorporation of New Denbury in the form attached hereto as Exhibit A.1 which, at the Effective Time (i) will amend New Denbury's Certificate of Incorporation by changing New Denbury's name to "Denbury Resources Inc.", and by deleting Article XIII which names and gives the mailing address of New Denbury's incorporator, (ii) will restate New Denbury's Certificate of Incorporation as so amended, and (iii) otherwise will make no change to New Denbury's Certificate of Incorporation. From and after the Effective Time such Amended and Restated Certificate of Incorporation will be the Certificate of Incorporation of New Denbury until thereafter changed or amended as provided therein or under applicable law.

     (b) New Denbury's Board of Directors will take such action as may be necessary to amend the Bylaws of New Denbury as of the Effective Time so that from and after the Effective Time the Amended Bylaws of New Denbury in the form attached hereto as Exhibit B.1, which amend New Denbury's Bylaws to reflect that its name has been changed to Denbury Resources Inc., and otherwise make no change in New Denbury's Bylaws, will be the Bylaws of New Denbury until thereafter changed or amended as provided therein or under applicable law.

     (c) New Denbury acting as Merger Sub's sole member, and Merger Sub's Board of Managers, will take such action as may be necessary to amend the Limited Liability Company Agreement of Merger Sub as of the Effective Time so that from and after the Effective Time the Limited Liability Company Agreement of Merger Sub, in the form attached hereto as Exhibit C.1, as amended by the First Amendment to Limited Liability Agreement of Merger Sub, in the form attached hereto as Exhibit C.2, which amends Merger Sub's Limited Liability Company Agreement to contain the provisions required or permitted by Subsection 251(g) of the DGCL, amends Merger Sub's capital structure, deletes a provision setting the initial number of managers, and otherwise makes no change in Merger Sub's Limited Liability Company Agreement, will be the Limited Liability Company Agreement of the Surviving Entity.

     Section 1.5 Directors. The directors of Old Denbury immediately prior to the Effective Time will be and remain the directors of New Denbury until the earlier of their resignation or removal or until their respective successors are qualified and either duly appointed or elected in accordance with the Certificate of Incorporation and Bylaws of New Denbury and applicable law.

     Section 1.6 Officers. The officers of Old Denbury immediately prior to the Effective Time will be and remain the officers of New Denbury, in the equivalent positions to those held in Old Denbury, until the earlier of their resignation or removal or until their respective successors are appointed in accordance with the Bylaws of New Denbury.

     Section 1.7 Stock Transfers. From and after the Effective Time, there shall be no further registration of transfers of shares of Old Denbury Common Stock thereafter on the records of Old Denbury.

     Section 1.8 No Surrender of Certificates.

     (a) As a result of the provisions of Section 1.4(a) of this Agreement, the name of New Denbury immediately following the Effective Time will be "Denbury Resources Inc.", which is the same name as the corporate name of Old Denbury immediately prior to the Effective Time. In accordance with Subsection 251(g) of the DGCL, until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding certificate that, immediately prior to the Effective Time, evidenced shares of issued Old Denbury Common Stock shall be deemed and treated for all corporate purposes to evidence the ownership of the number of shares of issued New Denbury Common Stock into which such shares of Old Denbury Common Stock are converted pursuant to the provisions of Section 1.1(b) of this Agreement, and the New Denbury Common Stock into which the Old Denbury Common Stock is converted in the Merger shall be represented by the same stock certificates that previously represented such Old Denbury Common Stock. Accordingly, there will be no requirement as a result of the Merger for surrender and exchange of the stock certificates that previously represented shares of Old Denbury Common Stock.

     (b) Old Denbury was first incorporated in the Province of Manitoba (Canada) as a specially limited company on March 7, 1951. On February 16, 1968, by supplementary letters patent, Old Denbury was converted to a limited company. On September 13, 1984, Old Denbury was continued under the Canada Business Corporations Act. Simultaneously with the filing of its Certificate of Incorporation with the Secretary of State of the State of Delaware on April 20, 1999, Old Denbury filed its Certificate of Domestication with the Secretary of State of the State of Delaware in order to domesticate itself in the State of Delaware. Old Denbury's Certificate of Incorporation amended and superseded in all respects its previously adopted Articles of Continuance, as amended. Old Denbury's Certificate of Incorporation also provided that each common share of Old Denbury outstanding on the effective date of Old Denbury's Certificate of Incorporation was thereby converted into one share of Old Denbury Common Stock without any further action by Old Denbury or any of its stockholders, and that the then outstanding share certificates ("Pre-Domestication Certificates") representing such common shares outstanding on the effective date of Old Denbury's Certificate of Incorporation represented Old Denbury Common Stock. Therefore, in accordance with Subsection 251(g) of the DGCL, until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding Pre-Domestication Certificate, if any, representing common shares outstanding on the effective date of Old Denbury's Certificate of Incorporation shall be deemed and treated for all purposes to evidence the ownership of the number of shares of New Denbury Common Stock into which the shares of Old Denbury Common Stock represented by such Pre-Domestication Certificate are converted pursuant to the provisions of Section 1.1(b) herein, and the New Denbury Common Stock into which such Old Denbury Common Stock is converted in the Merger shall be represented by the Pre-Domestication Certificate that prior to the Effective Time represented such Old Denbury Common Stock.

                                   ARTICLE II
                        Certain Covenants and Agreements

     Section 2.1 Assumed Plans.

     (a) At the Effective Time, New Denbury shall adopt and assume all of the rights and obligations of Old Denbury under all of the employee benefit plans of Old Denbury, including, but not limited to, the following: the Denbury Resources Inc. Stock Option Plan, the Denbury Resources Inc. Employee Stock Purchase Plan, the Denbury Resources Inc. Director Compensation Plan, the Denbury Resources Inc. Severance Protection Plan, and the Denbury Resources Inc. 401(k) Plan, as all of the same have been amended and are in effect as of the Effective Time (the "Assumed Plans"). New Denbury shall adopt the Assumed Plans as its own, and shall continue such plans in accordance with their terms. New Denbury shall permit other employers related to New Denbury to participate in the Assumed Plans in the same manner as such employers participated as of or before the Effective Time in such Assumed Plans.

     (b) At the Effective Time, the number of authorized but unissued shares of New Denbury Common Stock reserved for future grants or stock issuances under any of the Assumed Plans shall equal the number of authorized but unissued shares of Old Denbury Common Stock formerly reserved for issuance for such purposes by Old Denbury immediately prior to the Effective Time. Prior to the Effective Time, New Denbury will confirm such reserves of shares of New Denbury Common Stock under the Assumed Plans.

     (c) At the Effective Time, each issued and outstanding option to purchase shares of Old Denbury Common Stock (each an "Old Denbury Stock Option") shall be converted into an option to purchase the same number of shares of New Denbury Common Stock on the same terms and conditions as the converted Old Denbury Stock Option.

     Section 2.2 Indenture. At the Effective Time, Old Denbury, New Denbury and the trustee (the "Trustee") under the Indenture dated as of March 25, 2003, among Old Denbury, certain of its subsidiary guarantors signatory thereto and the Trustee (the "Indenture"), shall execute and deliver a Supplemental Indenture pursuant to Section 5.01 of the Indenture, without the consent of the holders of the 7 1/2% Senior Subordinated Notes Due 2013 issued pursuant to the Indenture (the "Notes"), providing for the assumption of, and agreement to become obligated on, the Indenture and the Notes by New Denbury, and the agreement of Merger Sub to assume and become obligated on the Indenture and the Notes.

     Section 2.3 Additional Actions. Subject to the terms of this Agreement, and in addition to the actions described in Section 2.2 above and the circumstances resulting from the effects set forth in Section 259 of the DGCL and Subsection 18-209(g) of the DLLCA, the parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger, carry out the intents and purposes of this Agreement, and evidence the assignments to and assumptions by New Denbury or the Merger Sub of such rights, interests, obligations and liabilities of Old Denbury as Old Denbury, New Denbury and/or the Merger Sub determine to be necessary or appropriate. If, at any time after the Effective Time, Merger Sub shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in Merger Sub its right, title or interest in, to or under any of the rights, properties or assets of either of Merger Sub or Old Denbury acquired or to be acquired by Merger Sub as a result of, or in connection with, the Merger or otherwise to carry out the intents and purposes of this Agreement, the officers and managers of Merger Sub shall be authorized to execute and deliver, in the name and on behalf of each of Merger Sub and Old Denbury, all such agreements, deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Merger Sub and Old Denbury or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Merger Sub or otherwise to carry out this Agreement.

     Section 2.4 Compliance with Subsection 251(g) of the DGCL. Prior to the Effective Time, the parties will take all steps necessary to comply with Subsection 251(g) of the DGCL, including without limitation, the following:

     (a) to assure that immediately following the Effective Time, the Restated Certificate of Incorporation of New Denbury and the Amended Bylaws of New Denbury shall, except for variations permitted by Subsection 251(g) of the DGCL, contain provisions identical to the provisions of the Certificate of Incorporation and Bylaws of Old Denbury as in effect immediately prior to the Effective Time, with only non-material additions or deletions necessitated by the circumstances;

     (b) to assure that immediately following the Effective Time, the directors of Old Denbury immediately prior to the Effective Time shall be the directors of New Denbury, until the earlier of their resignation or removal or until their respective successors are duly qualified and either appointed or elected in accordance with the Restated Certificate of Incorporation and Amended Bylaws of New Denbury and applicable law; and

     (c) to assure that immediately following the Effective Time, the Limited Liability Company Agreement of Merger Sub, as amended, shall, except for variations permitted or required by Subsection 251(g) of the DGCL, contain provisions identical to the provisions of the Certificate of Incorporation of Old Denbury as in effect immediately prior to the Effective Time, with only non-material additions or deletions necessitated by the circumstances.

     Section 2.5 Reservation of Shares. At or prior to the Effective Time, New Denbury will reserve sufficient authorized but unissued shares of New Denbury
Common Stock to provide for the issuance of New Denbury Common Stock upon the exercise of all stock options (including but not limited to those converted under Section 2.1(c) above), or in satisfaction of other benefits payable or outstanding under the Assumed Plans, including those enumerated in Section 2.1 above.

     Section 2.6 Further Assurances. From time to time, as and when requested by another party hereto, a party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

     Section 2.7 Consummation of the Merger. Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to cause the Merger to occur upon the terms hereof.

                                  ARTICLE III
                                   Conditions

     Section 3.1 Conditions. The respective obligation of each party hereto to effect the transactions contemplated hereby is subject to the satisfaction or waiver of each of the following conditions:

     (a) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order shall have been enacted, entered, promulgated, enforced or issued by any governmental entity, and no other legal restraint or prohibition shall be in effect, that prevents the Merger or any of the other transactions contemplated by this Agreement, and no action, claim, proceeding or investigation shall be pending or threatened by any governmental entity that, if successful, would result in any of the foregoing effects;

     (b) Old Denbury, New Denbury and Merger Sub shall have caused this Agreement to be certified by Old Denbury's Secretary as required by Subsection 251(g) of the DGCL;

     (c) The amendment and restatement of the Certificate of Incorporation of New Denbury, the amendment of the Bylaws of New Denbury, and the amendment of the Limited Liability Company Agreement of Merger Sub, contemplated by this Agreement shall have been approved by all necessary action and fully executed, subject only to the occurrence of the Effective Time; and

     (d) The Board of Directors of Old Denbury shall have received an opinion of counsel that the holders of Old Denbury Common Stock will not recognize gain or loss for United States federal income tax purposes as a result of the Merger; and

     (e) Prior to the Effective Time, the New York Stock Exchange shall have authorized, upon official notice of issuance, the listing of the New Denbury Common Stock that will be issued pursuant to the Merger, including New Denbury Common Stock that will be held in treasury, and the shares of New Denbury Common Stock reserved for issuance upon the exercise of options or in satisfaction of other benefits payable or outstanding under the Assumed Plans.

                                   ARTICLE IV
                               General Provisions

     Section 4.1 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The Exhibits attached hereto are hereby incorporated herein and made a part hereof for all purposes, as if fully set forth herein.

     Section 4.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 4.3 No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies except as expressly provided herein.

     Section 4.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the applicable principles of conflicts of laws of such State.

     Section 4.5 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     Section 4.6 Entire Agreement. This Agreement (including the Exhibits hereto), together with the Supplemental Indenture, contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral and written, and all contemporaneous oral, agreements and understandings relating to such subject matter. The parties hereto shall not be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Supplemental Indenture.

     Section 4.7 Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any of Old Denbury, New Denbury or Merger Sub. Any attempted assignment in violation of this Section 4.7 shall be void ab initio and of no further force and effect.

     Section 4.8 Amendment. At any time prior to the Effective Time, the parties hereto may, to the extent permitted by the DGCL and the DLLCA, by written agreement amend, modify or supplement any provision of this Agreement.

     Section 4.9 Termination. This Agreement may be terminated and the Merger abandoned by the respective Board of Directors or Board of Managers, or the duly authorized committee thereof, of any party at any time prior to the filing of this Agreement with the Secretary of State of the State of Delaware, if such Board of Directors, Board of Managers or committee determines that for any reason the completion of the Merger would be inadvisable or not in the best interest of its respective entity or its stockholders or members. In the event of termination of this Agreement, this Agreement shall become void and none of Old Denbury, New Denbury or Merger Sub, nor their respective stockholders, members, directors, managers or officers shall have any liability with respect to such termination.

     Section 4.10 Copy of Agreement on File. A copy of this Agreement is on file at the place of business of Merger Sub, the Surviving Entity of the Merger, at the following address:

                  Denbury Onshore, LLC
                  5100 Tennyson Parkway
                  Suite 3000
                  Plano, Texas  75024

     Section 4.11 Copy of Agreement to be Furnished. A copy of this Agreement will be furnished by Merger Sub, on request and without costs, to any member of Merger Sub or any person holding an interest in Old Denbury or New Denbury.

     Section 4.12 Certificate of Merger. This Agreement constitutes a Certificate of Merger for purposes of Section 18-209 of the DLLCA, and, by execution hereof, the President of Merger Sub, being duly authorized, hereby certifies to the contents hereof.

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



     IN WITNESS WHEREOF, Old Denbury, New Denbury and Merger Sub have caused this Agreement to be executed by their respective officers, thereunto duly authorized, all as of the date first written above.

                              DENBURY RESOURCES INC.

                              By:        /s/ Phil Rykhoek
                                        ----------------------------------------
                              Name:      Phil Rykhoek
                                        ----------------------------------------
                              Title:     Senior Vice President, Chief Financial
                                         Officer and Secretary
                                        ----------------------------------------



                              DENBURY HOLDINGS, INC.

                              By:        /s/ Phil Rykhoek
                                        ----------------------------------------
                              Name:      Phil Rykhoek
                                        ----------------------------------------
                              Title:     Senior Vice President, Chief Financial
                                         Officer and Secretary
                                        ----------------------------------------



                              DENBURY ONSHORE, LLC

                              By:        /s/ Phil Rykhoek
                                        ----------------------------------------
                              Name:      Phil Rykhoek
                                        ----------------------------------------
                              Title:     Senior Vice President, Chief Financial
                                         Officer and Secretary
                                        ----------------------------------------

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




                             SECRETARY'S CERTIFICATE

     The undersigned, Phil Rykhoek, the duly elected and acting Secretary of Denbury Resources Inc., a Delaware corporation and a constituent entity referred to in the foregoing Agreement and Plan of Merger to Form Holding Company, hereby certifies on behalf of Denbury Resources Inc. that (i) the foregoing Agreement and Plan of Merger to Form Holding Company has been adopted by Denbury Resources Inc. on December 22, 2003, pursuant to Subsection 251(g) of the DGCL, and (ii) the conditions specified in the first sentence of Subsection 251(g) of the DGCL have been satisfied in connection with the Merger.

     IN WITNESS WHEREOF, the undersigned hereby certifies to the foregoing.


                                    /s/ Phil Rykhoek
                                   ---------------------------------------------
                                   Name:    Phil Rykhoek
                                   Senior Vice President, Chief Financial
                                   Officer and Secretary of Denbury Resources
                                   Inc.







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